Exhibit 99.1

Quarterly Update

Current Stock Price Performance Summary

Stock Price	1-Quarter Change	1-Year Change	5-Year Annualized	10-Year Annualized

$37.31	-0.1%	22.3%	14.0%	26.3%

July 16, 2004

This Quarterly Update provides information on the changes in the primary drivers of value since our last stock pricing, which occurred on April 16, 2004.

Although we have tried to simplify the explanation of the stock pricing process here by focusing on the primary drivers of value, keep in mind that many other factors are considered and can impact the stock price, and that our appraiser and the SAIC Board of Directors also consider events that occur up to the day the price is established and their potential impact (favorable or unfavorable) on the Company in the future. A more detailed description of these factors and the entire stock pricing process is provided in the Stock Pricing Overview on SAIC’s Employee Owner’s Network and SAIC’s stock prospectus.

Primary Drivers of Value

Our two primary drivers of stock value are:

1.              SAIC operating performance, and

2.              comparable companies’ stock price trading ratios

The comparable companies analysis performed by our appraiser enables an appropriate multiple to be applied to our operating performance metrics in order to establish a fair market value for our continuing business operations. So these two value drivers are considered together, with one serving as a multiplier for the other.

1. SAIC Operating Performance

As part of the stock pricing process, the appraiser and the Board assess the value of SAIC’s operating entities. One measure of our operating performance is after-tax Segment Operating Income (SOI). This measure of our operating performance is reflected in the earnings term, or “P” element, of our stock pricing formula on a trailing four quarter’s basis.

For the financial period ended April 30, 2004, our trailing four quarters’ after-tax SOI was $387 million, an increase of approximately 3 percent as compared to our trailing four quarters’ after-tax SOI of $375 million for the four quarter period ended January 31, 2004.

As we explained in the past, the appraiser looks at a variety of pre-tax and after-tax operating metrics (Earnings; Cash Flow; Earnings Before Interest & Taxes (EBIT); Earnings Before Interest Taxes Depreciation & Amortization (EBITDA); Future EBITDA; and Revenue) in performing their quarterly appraisal. The appraiser will also adjust its view of SAIC’s operating metrics to exclude one-time items which, in their estimation, are not reflective of SAIC’s ongoing financial performance. The point to keep in mind is that no one piece of data tells the whole story as to how the appraiser assesses SAIC’s operating performance and value.

The company filed its quarterly financial statements with the SEC on June 14, 2004. A Q&A document was posted on SAIC's Employee Owner's Network to help explain our quarterly performance. For more information, please see SAIC’s financial statements filed with the SEC.

Overall, the Company’s underlying operating performance had a favorable impact on our stock price.

2. Comparable Companies’ Stock Price Trading Ratios

As part of its process, the appraiser analyzes the 5-day trailing average of the trading ratios for our comparables. This is not the same as stock prices. A trading ratio represents the normalized ratio of each company’s stock price to various financial performance indicators such as: Price to Earnings; Price to Cash Flow; Enterprise Value (EV) to Earnings Before Interest & Taxes (EBIT); EV to Earnings Before Interest Taxes Depreciation & Amortization (EBITDA); EV to Future EBITDA; and EV to Revenue. Thus, if a company’s stock price and financial performance increase or decrease by the same percentage in a given quarter, its trading ratio remains unchanged. Remember that the appraiser may apply a premium to our value if we are out-performing our comparables or a discount to our value if we are under-performing our comparables or for other factors.

In the five days prior to the July 16, 2004 stock pricing, the appraiser’s determination of normalized trading ratios of our comparables were down as compared to the five days prior to the April 16, 2004 pricing.

The list of comparables is subject to change as SAIC’s business mix changes and as comparable companies merge, dissolve or are acquired. In addition the appraiser may decide to exclude a company from consideration in a particular quarter as a result of certain circumstances, including recent events relating to the comparable company. The list of comparable companies along with their ticker symbols is available on SAIC’s Employee Owner’s Network.

Overall, the market valuation levels of our comparable companies had an unfavorable impact on our stock price this quarter.

Summary

Taking all relevant factors into consideration, the SAIC Board of Directors established our stock price at $37.31 on July 16, 2004. This represents a 0.1% decrease over last quarter and a 22.3% increase over the past year.

This update explains some of the primary factors and drivers that influenced the stock price in the last quarter. Individual Board members may have placed more or less weight on these or other factors than other directors. Further, this update does not purport to provide all of the data, analyses and facts considered by the Board, individual directors and the independent appraiser. The stock price is established by the Board of Directors as a group, and the Board collectively agreed on July 16, 2004 that $37.31 per share represented a fair market value for the Class A Common Stock.

Forward-looking Information

The foregoing document contains forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operation and the impact of competition. Such statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Some of these factors include, but are not limited to: a decrease in or the failure to increase business with the U.S. Government, particularly in the defense and homeland security areas, regional Bell operating companies and international and commercial customers; the risks associated with our international business; the ability of the Company to continue to identify, consummate and integrate additional acquisitions; the ability of the Company to competitively price its technical services and products; the risk of early termination of U.S. Government contracts; the risk of losses or reduced profits on firm fixed-price contracts and target cost and fee with risk sharing contracts; a failure to obtain reimbursement for costs incurred prior to the execution of a contract or contract modification; audits of the Company’s costs, including allocated indirect costs, by the U.S. Government; a downturn in economic conditions; limited market trade activity; legislative proposals; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.